EXHIBIT 99.1

Report on Applying Agreed-upon Procedures
INDEPENDENT ACCOUNTANTS’ REPORT
ON APPLYING AGREED-UPON PROCEDURES
MZT Holdings, Inc.:

We have performed the procedures enumerated below, which were agreed to by MZT Holdings, Inc. (the “Company”), solely to assist you with respect to the Resources and Claims Statement of MZT Holdings, Inc. as of March 31, 2008.  The Company’s management is responsible for the Company’s accounting records. This agreed-upon procedures engagement was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and in a manner agreed-upon by the Company and us. The sufficiency of these procedures is solely the responsibility of the Company.  Consequently, we make no representation regarding the sufficiency of the procedures described below either for the purpose for which this report has been requested or for any other purpose.

Our procedures and findings are as follows:

1)	Cash – confirm cash and reconcile each account at March 31, 2008.
Procedures and findings: We confirmed the Company’s cash in banks, investment account and held by others and reconciled cash, including verifying outstanding checks as March 31, 2008.  Our work included a review of the Company’s January, February and March 2008 bank and investment statements to verify the amount of outstanding checks.  No exceptions were found.

2)	Sale Escrow – confirm funding and balance March 31, 2008.
Procedures and findings: We confirmed the funding of the sale escrow and the balance at March 31, 2008.  No exceptions were found.

3)	Inverness Medical Innovations, Inc. stock – confirm the number of shares held by the Company and the market value of those shares at March 31, 2008.
Procedures and findings: We confirmed the number of shares of Inverness Medical Innovations, Inc. held by the Company at March 31, 2008 and verified the aggregate market value of those shares at March 31, 2008.  No exceptions were found, all shares were sold by January 15, 2008.

4)	Claims – identify and quantify claims of creditors.
Procedures and findings: Management provided a list of all claims against the assets of the Company as of March 31, 2008.  We have reviewed that list and compared it to checks that have cleared the Company’s bank since March 31, 2008, certain invoices and other documents. No exceptions were found.

We were not engaged to, and did not, conduct an audit, the objective of which would be the expression of an opinion on the Company’s accounting records. Accordingly, we do not express such an opinion. Had we performed additional procedures, other matters might have come to our attention that would have been reported to you.

This report is intended solely for the information and use of the Company and its shareholders and is not intended to be and should not be used by anyone other than those specified parties.

Baker, O’Connor, LLC
Foxboro, MA
May 13, 2008

124 Washington Street, Ste 301, Foxboro, MA 02035 Tel (508) 698-1040 Fax (508) 698-3555

450 Bedford Street, Lexington, MA 02420 Tel: (781) 676-7774 Fax (781) 863-8889

MZT Holdings, Inc.
Resources and Claims Statement
As of March 31, 2008

Resources

Cash	$12,706,178

Sale escrow	100,451

Future Asset Purchase Consideration	–

Total resources	12,806,629

Claims, net of refunds and reimbursements	277,736

Net resources available for future wind-down
costs and distributions to shareholders	$12,528,893